__________________, 19____
Page 1








                                        ________________, l994


First Security Corporation                   Star Valley State Bank
79 So. Main Street                           440 East 3rd Avenue
Salt Lake City, Utah  84lll                  Afton, Wyoming  83ll0
Attn: Morgan J. Evans                        Attn: Harold Robinson

First Security Bank of Wyoming
l400 Dewar Drive
Rock Springs, Wyoming  82902
Attn: Dave Wood

Gentlemen:

          We have acted as counsel to First Security Corporation, a Delaware corporation ("FSC") and First Security Bank of Wyoming ("FSB Wyoming"), a subsidiary of FSC, in connection with the negotiation, preparation and execution of the Agreement of Merger dated as of March 30, l994 (the "Agreement") by and among FSC, FSB Wyoming and Star Valley State Bank, a Wyoming banking corporation ("Star Valley"). The Agreement provides for the merger of Star Valley with and into FSB Wyoming (the "Merger"). This opinion is delivered to you pursuant to Section 6.1.1(e) of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Agreement. Further, all references to the Code are to the Internal Revenue Code of 1986, as amended.

          In connection with this opinion, we have reviewed a signed copy of the Agreement, together with all exhibits thereto, the Registration Statement on Form S-4 filed by FSC

______________________, 19____
Page 2



with the Securities and Exchange Commission in connection with the Merger on June 20, 1994 (the "Registration Statement"), as well as all other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we expressly rely upon the representations and facts set forth in the Agreement, the Registration Statement, and in certificates of responsible officers of FSC and FSB, and of Star Valley concerning matters within the respective areas of responsibility of such officers, dated ______________, 1994, and _____________, 1994, respectively (the
"Certificates"). If any of the representations and facts set forth in the Agreement, the Registration Statement or the Certificates upon which this opinion is based are not true and accurate, both on the date of this letter and at the effective date of the Merger, then we express no opinion. Further, our opinion assumes that the Merger will occur fully in accordance with the terms and provisions of the Agreement and the Registration Statement insofar as they are pertinent to this opinion. If it does not, then we express no opinion.

          Based on the foregoing, and subject to the qualifications and exceptions heretofore and hereafter set forth, it is our opinion that for Federal income tax purposes:

               1. The Merger as outlined in the Agreement will constitute a reorganization within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(D).

               2. FSC, FSB Wyoming and Star Valley will each be "a party to the reorganization," within the meaning of Code Section 368(b), with respect to the Merger.

               3. No gain or loss will be recognized by Star Valley on the transfer of substantially all of its assets, subject to all of its liabilities, to FSB Wyoming.

               4. No gain or loss will be recognized by FSB Wyoming or FSC upon the acquisition by FSB Wyoming of substantially all of the assets of Star Valley, in exchange for FSC Common Stock and the assumption by FSB Wyoming of the liabilities of Star Valley.

               5. No gain or loss will be recognized by the holders of Star Valley Common Stock who exchange such stock for FSC Common Stock (including the Stock Rights attached thereto, as defined in the Registration Statement) pursuant to the Merger.

__________________, 19____
Page 3



               6. Any cash received by the holders of Star Valley Common Stock, whether pursuant to the exercise of dissenters' rights or in lieu of a fractional share of FSC Common Stock, will be treated as having been received in redemption of the shares so cashed out and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or the fractional share interest surrendered in exchange therefor. Provided the shares or the fractional share interest was held as a capital asset at the time of redemption, such gain or loss will constitute capital gain or loss.

               7. The basis of FSC Common Stock received by the holders of Star Valley Common Stock in the Merger will be the same as the basis of the Star Valley Common Stock surrendered in exchange therefor, after appropriate reduction for the basis of fractional shares for which cash is received.

               8. The basis of Star Valley's assets acquired by FSB Wyoming will be the same as the basis of those assets in the hands of Star Valley immediately before the exchange.

               9. The holding period of the FSC Common Stock received by the holders of Star Valley Common Stock pursuant to the Merger will include the holding period of the Star Valley Common Stock surrendered in exchange therefor, provided that the Star Valley Common Stock surrendered was held as a capital asset at the time of the exchange.

               10. The holding period of Star Valley's assets in the hands of FSB Wyoming will include the period during which such assets were held by Star Valley.

          The opinions set forth above are predicated upon and are limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions, and limitations set forth below:

          (a) The opinions and conclusions set forth herein are based upon the Federal income tax laws of the United States, including the Code, Treasury Regulations and judicial and administrative interpretations thereof, as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be

______________________, 19____
Page 4



modified, revoked, supplemented or otherwise changed. To the extent of any such changes, our opinion is not applicable. Furthermore, we undertake no obligation to reexamine or in any way revise our opinion in the light of any such changes.

          (b) The opinions set forth herein are limited to those Federal income tax consequences of the Merger which are specifically addressed in the ten numbered paragraphs above. In particular, no opinion is expressed with respect to the tax consequences of the Merger under Code Sections 55 through 59 and the Regulations thereunder (providing for alternative minimum tax). We also express no opinion or conclusion with regard to state or local income tax consequences.

          (c) In rendering the opinions set forth above, we have relied on representations in the Certificates to the effect that, to the best knowledge of the management of Star Valley, the holders of Star Valley Common Stock have no plan or intention to sell, exchange or otherwise dispose of an amount of shares of FSC Common Stock to be received in the Merger that would reduce their aggregate ownership of FSC Common Stock to a number of shares having in the aggregate a value as of the effective date of the Merger of less than fifty percent (50%) of the total value of all Common Stock of Star Valley outstanding immediately prior to the Merger. For purposes of this assumption, Star Valley Common Stock exchanged for cash or other property, exchanged for cash in lieu of fractional shares of FSC Common Stock, or surrendered by dissenters will be treated as Star Valley Common Stock outstanding immediately prior to the Merger.

          (d) In rendering the opinions set forth above, we have also relied on representations in the Certificates to the effect that FSB Wyoming will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Star Valley immediately prior to the Merger. For purposes of this assumption, amounts paid by Star Valley for reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Star Valley immediately prior to the Merger, will be included as assets of Star Valley immediately prior to the Merger.

          (e) The opinions set forth herein are given only as of the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter.

______________________, 19____
Page 5



          (f) The opinions set forth herein are given solely to the persons to whom they are addressed and are given solely in connection with the Merger and shall not be deemed binding for any other purpose, and you shall not have the right to rely thereon for any other purpose.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. In so consenting, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                  Very truly yours,



                                                  RAY, QUINNEY & NEBEKER